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                                                                    EXHIBIT 99.2

[AH LOGO]
     ARLINGTON HOSPITALITY, INC.
     2355 South Arlington Heights Road - Suite 400 - Arlington Heights, IL 60005 847-228-5400 Fax: 847-228-5409 www.arlingtonhospitality.com


For Immediate Release
CONTACT:                                          MEDIA CONTACT:
James B. Dale, Chief Financial Officer            Jerry Daly or Carol McCune
847-228-5401 x 361                                703-435-6293
jimdale@arlingtonhospitality.com                  jerry@dalygray.com


             ARLINGTON HOSPITALITY, INC. ANNOUNCES MAY 2004 RESULTS;
                              SALE OF THREE HOTELS


         ARLINGTON HEIGHTS, Ill., June 11, 2004--Arlington Hospitality, Inc. (Nasdaq/NM: HOST), a hotel development and management company, today announced May 2004 same-room operating results for the AmeriHost Inn hotels in which the company has an ownership interest, and the sale of two AmeriHost Inn hotels and one non-AmeriHost Inn hotel.

MAY RESULTS

         Same-room revenue per available room (RevPAR) in May 2004 increased 3.6 percent to $34.49, compared to May 2003. Occupancy increased 4.0 percent to 60.0 percent, while average daily rate (ADR) decreased 0.5 percent to $57.45. The May 2004 same-room results include 54 AmeriHost Inn hotels, which have been opened for at least 13 months.

                                   One Month       Two Months        Five Months     Twelve Months
                                     Ended           Ended             Ended             Ended
                                    May 31           May 31            May 31            May 31
                                 -------------    ------------      -------------    -------------
Occupancy - 2004                      60.0%            59.6%              52.9%            56.6%
Occupancy - 2003                      57.7%            56.9%              52.2%            56.4%
Increase (decrease)                    4.0%             4.7%               1.3%             0.4%

Average Daily Rate - 2004         $   57.45        $   56.82          $   56.15        $   57.28
Average Daily Rate - 2003         $   57.71        $   56.54          $   55.39        $   56.99
Increase (decrease)                   (0.5%)            0.5%               1.4%             0.5%

RevPAR - 2004                     $   34.49        $   33.84          $   29.72        $   32.41
RevPAR - 2003                     $   33.29        $   32.19          $   28.90        $   32.13
Increase (decrease)                    3.6%             5.1%               3.6%             1.1%

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Arlington Hospitality
Page 2

         According to Smith Travel Research, preliminary results for May 2004 indicate that RevPAR for the midscale without food and beverage segment of the lodging industry improved between 2 percent and 4 percent, compared to May 2003.

SALES/DEVELOPMENT ACTIVITY

         The company sold one wholly owned AmeriHost Inn hotel in May 2004, and another wholly owned AmeriHost Inn hotel thus far in June 2004. Also in June, the company facilitated the sale of one unconsolidated, non-AmeriHost Inn hotel owned by a joint venture in which the company is a partner, bringing to three the total number of hotels sold in the 2004 second quarter.

         The revenue and profit/loss from the sale of hotels, as well as the reduction of debt, will be reported in the company's financial statements during the quarter in which the sale transactions close.

         Year to date, including these sales, the company has sold four wholly owned AmeriHost Inn hotels and facilitated the sale of one non-AmeriHost Inn hotel owned by a joint venture.

         The company currently has seven hotels under contract for sale, which are expected to be consummated within the next six months. When the company has hotels under contract for sale, even with nonrefundable cash deposits in certain cases, certain conditions to closing remain, and there can be no assurance that these sales will be consummated as anticipated.

         The sales and development activities set forth above, do not represent guidance on, or forecasts of, the results of the company's entire consolidated operations, which are reported on a quarterly basis.


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Arlington Hospitality
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         For more information regarding Arlington's hotels for sale and development opportunities either on a joint venture or turnkey basis, contact Stephen Miller, Senior Vice President - Real Estate and Business Development via email at stevem@arlingtonhospitality.com, or by telephone at (847) 228-5401, ext. 312.

ABOUT ARLINGTON HOSPITALITY

         Arlington Hospitality, Inc. is a hotel development and management company that builds, operates and sells mid-market hotels. Arlington is the nation's largest owner and franchisee of AmeriHost Inn hotels, a 106-property mid-market, limited-service hotel brand owned and presently franchised in 20 states and Canada by Cendant Corporation (NYSE: CD). Currently, Arlington Hospitality, Inc. owns or manages 60 properties in 14 states, including 54 AmeriHost Inn hotels, for a total of 4,344 rooms, with additional AmeriHost Inn & Suites hotels under development.

         This press release may contain forward-looking statements. Forward-looking statements are statements that are not historical, including statements regarding management's intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by words such as "believe," "expect," "anticipate," "intend," "estimate," "may," "will," "should," and "could." There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a discussion of these factors, see the Company's report on Form 10-K for the year ended December 31, 2003 and report on Form 10-Q for the three months ended March 31, 2004 under the section headed "Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors."



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